Expense Limitation Agreement

[      ]

To:

Compass EMP Funds Trust

4020 South 147th Street, Suite 2

Omaha, Nebraska 68137

Dear Board Members:

You have engaged us to act as the sole investment adviser to the series of the Compass EMP Funds Trust (the “Trust”) listed on Appendix A to this Agreement (each a “Fund” and collectively, the “Funds”), pursuant to a Management Agreement dated as of [     ].

Effective for the periods listed on Appendix A, we agree to waive management fees and/or reimburse each Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (exclusive of any Rule 12b-1 distribution and/or servicing fees, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, indirect expenses, expenses of other investment companies in which the Fund may invest, or extraordinary expenses such as litigation and inclusive of organizational costs incurred prior to the commencement of operations) at the amounts listed on Appendix A.

We further agree to waive all management fees from any subsidiary of a Fund, so long as the subsidiary is wholly-owned by the Fund.

This Expense Limitation Agreement may not be terminated by Compass Efficient Model Portfolios, LLC, but may be terminated by the Fund's Board of Trustees, on 60 days’ written notice to Compass Efficient Model Portfolios, LLC.

Any waiver or reimbursement by us is subject to repayment by the respective Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, Compass Efficient Model Portfolios, LLC Stephen Hammers, Managing Partner

Acceptance

The foregoing Expense Limitation Agreement is hereby accepted.

Compass EMP Funds Trust [ ], President

Appendix A

Compass EMP Funds Trust

Expense Limitation Agreement

Fund	Expense Limit as a Percentage of the Average Daily Net Assets of the Fund	Expiration Date
Compass EMP U.S. Large Cap 500 Volatility Weighted Fund	0.90%	[ ], 2013
Compass EMP U.S. Small Cap 500 Volatility Weighted Fund	1.00%	[ ], 2013
Compass EMP International 500 Volatility Weighted Fund	1.10%	[ ], 2013
Compass EMP Emerging Market 500 Volatility Weighted Fund	1.15%	[ ], 2013
Compass EMP REIT Hedged Volatility Weighted Fund	1.15%	[ ], 2013
Compass EMP U.S. Equity Hedged Volatility Weighted Fund	1.35%	[ ], 2013
Compass EMP U.S. Equity Long/Short Fund	1.35%	[ ], 2013
Compass EMP International Equity Hedged Volatility Weighted Fund	1.35%	[ ], 2013
Compass EMP International Equity Long/Short Fund	1.35%	[ ], 2013
Compass EMP Commodity Long/Short Strategies Fund	1.35%	[ ], 2013
Compass EMP Commodity Strategies Volatility Weighted Fund	1.15%	[ ], 2013
Compass EMP Managed Futures Strategy Fund	1.35%	[ ], 2013
Compass EMP U.S. Hedged Bond Fund	0.95%	[ ], 2013
Compass EMP International Hedged Bond Fund	0.90%	[ ], 2013
Compass EMP U.S. Enhanced Bond Fund	0.60%	[ ], 2013
Compass EMP International Enhanced Bond Fund	0.65%	[ ], 2013
Compass EMP One Year Fixed Income Fund	[ ]%	[ ], 2013

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